Exhibit 23.5
PHYSICIAN CLINICAL STUDY CONSENT
I consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc., on Form S-1, of my name and the findings of my physician clinical study or studies or the disclosure of my ongoing study or studies.

/s/ David Armstrong

Name:	Dr. David Armstrong

Dated:	August 21, 2006